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                                                                    EXHIBIT 10.3



                            AUTO-BY-TEL CORPORATION
                             18872 MacArthur Blvd.
                         Irvine, California 92612-1400



                               December 16, 1996

Mr. John M. Markovich
5108 Middlebrook Court
Santa Rosa, CA 95404

Dear John:

          This letter will confirm our agreement concerning your employment by Auto-By-Tel Corporation ("ABT"). We agreed, subject only to the commencement of your employment (the date of such commencement, (the "Start Date")), to the terms set forth in this letter. You will be employed in the position of Chief Financial Officer of ABT and will report to the President of ABT. During the term of your employment, you will discharge your assigned duties in good faith and to the best of your abilities. You will devote all of your working time to ABT and your duties thereto, although you may manage passive investments and perform such charitable functions as you desire, so long as they do not interfere with your duties to ABT. During the first six months of your employment, you will be paid a monthly salary of $10,000 and thereafter you will be paid on the basis of an annual base salary of no less than $150,000 (plus any bonuses awarded in the discretion of ABT). You will be granted stock options, under ABT's 1996 Stock Incentive Plan, to purchase 120,000 shares of ABT common stock at an exercise price to be established by ABT's Board of Directors, but in no event to exceed $12.50 (the "Options"). The Options will vest as follows:
30,000 on each of the six, eighteenth, thirtieth and forty-second month anniversary dates of the Start Date. You will be entitled to participate in all of the employee benefit plans, programs and policies in effect while employed which are generally available to senior executives of ABT, subject to the terms, conditions and limitations of such plans, programs and policies.

          If you quit, or are terminated due to (i) willful fraud or the deliberate or intentional repeated failure to substantially perform your job, or
(ii) conviction for, or plea of no contest to, a felony charge, then you will receive no severance and all non-exercisable Options will be forfeit. If you are terminated for any other reason prior to the first anniversary date of the Start Date, then you shall receive six (6) months severance pay at the rate you would have received if you had not been so terminated (and presuming no raise or bonus). Any amounts you earn from a subsequent employer while receiving severance pay from ABT shall reduce the amount of severance pay due from ABT by a like amount.
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Mr. John M. Markovich
December 16, 1996; p.2

          ABT will pay your reasonable out of pocket moving expenses, which you estimate to be $12,000. ABT will pay the brokerage commission you incur in selling your house together with a tax gross-up on such amount to be paid when you incur the cost. ABT will pay up to $1,500 per month, for a maximum of three
(3) months for temporary housing costs pending the sale of your house. All expenses reimbursable pursuant to the terms of this letter shall be paid against evidence of their incurrence.

          If we have any dispute during the term of your employment, it shall be submitted only to binding arbitration to be held in Orange County under the rules of the American Arbitration Association, from whose arbitrated decision, we both agree there shall be no judicial appeal.

          If you believe that this correctly describes our agreement, please confirm by signing the enclosed copy of this letter in the space provided below and returning same to me.


                                    Very truly yours,


                                    /s/  PETER ELLIS
                                    ---------------------------
                                    Peter Ellis, President
                                    Auto-By-Tel Corporation



CONFIRMED AS OF THE
DATE FIRST ABOVE WRITTEN


/s/ JOHN M. MARKOVICH
--------------------------
John M. Markovich